Exhibit 11
                                                              ----------
                         MEREDITH CORPORATION

             Computation of Primary and Fully Diluted Per
             Common Share Earnings - Treasury Stock Method

           For the Nine Months Ended March 31, 1996 and 1995
                              (Unaudited)


                                    Weighted average number of shares
                                             (in thousands)

                                         1996               1995
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Weighted average number of shares
 outstanding in thousands           27,513   27,513    27,408   27,408
Dilutive effect of unexercised
 stock options in thousands            717      765       307      333
                                    ------   ------    ------   ------
  Total                             28,230   28,278    27,715   27,741
                                    ======   ======    ======   ======


                                            Primary and fully
                                    diluted earnings per common share

                                         1996              1995*
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Earnings per share from
 continuing operations              $1.40    $1.40     $1.20    $1.20
Discontinued operations             ( .03)   ( .03)    ( .12)   ( .12)
Cumulative effect of change in
 accounting principle                   -        -     (1.67)   (1.67)
                                    -----    -----     -----    -----
Net earnings (loss) per share       $1.37    $1.37    ($ .59)  ($ .59)
                                    =====    =====     =====    =====

*Restated to reflect the cable segment as discontinued operations.

Note:  Primary - Based on average market prices for the period.

       Fully Diluted - Based on the higher of the average market price for the period or the market price at March 31 of each year.